EXHIBIT 99.1

Nuevo Energy Reports a 141% Increase in Income
From Continuing Operations

HOUSTON — Nuevo Energy Company (NYSE: NEV) today reported net income of $10.0 million, or $0.51 per diluted share in the third quarter 2003, compared to $6.2 million, or $0.35 per diluted share in the third quarter 2002. Income from continuing operations for the third quarter 2003 was $9.4 million, or $0.48 per diluted share versus $3.9 million, or $0.22 per diluted share in the year ago period. The 141% increase in income from continuing operations in the third quarter 2003 versus the year ago period reflects higher realized natural gas prices, increased crude oil and natural gas production, and reduced interest expense and exploration costs.

Net cash provided by operating activities was $45.2 million in the third quarter 2003 compared to $38.5 million in the same period in 2002. Discretionary cash flow, a non-GAAP financial measure, was $37.4 million in the third quarter 2003 compared to $33.4 million in the third quarter 2002.

“This was another strong quarter for Nuevo in terms of financial performance,” commented Jim Payne, Chairman, President and CEO. “Our financial results reflect an increase in oil and gas production and continued financial discipline which in turn resulted in a significant decline in our financial leverage.”

Production and Prices
Total production from continuing operations increased 9% to 48.8 thousand barrels of oil equivalent (MBOE) per day in the third quarter 2003 compared to 44.9 MBOE per day in the year ago period. Production from our discontinued operations was 0.7 MBOE per day in the third quarter 2003 and 4.0 MBOE per day in the third quarter 2002. Crude oil production of 42.4 thousand barrels (MBbls) per day was 6% higher than 39.9 MBbls per day in the comparable period in 2002 primarily attributable to increased production from the Point Pedernales Field offshore California (increased working interest) and the Belridge Field onshore California, and production from our September 2002 West Texas acquisition. The realized crude oil price decreased 3% to $18.99 per barrel in the third quarter 2003 versus $19.56 per barrel in the year ago period. Included in the realized crude oil prices are hedging losses of $2.03 per barrel in the third quarter 2003 and $1.59 per barrel in the comparable period a year ago.

Nuevo’s third quarter 2003 natural gas production increased 29% to 38.3 million cubic feet (MMcf) per day from 29.7 MMcf per day in the third quarter 2002 due to production from our West Texas acquisition which more than offset lower production offshore California primarily attributable to a natural field decline at the Pitas Point Field. Nuevo’s realized natural gas price increased 18% to $3.86 per thousand cubic feet (Mcf) in the third quarter 2003 compared to $3.26 per Mcf in the year ago period. Included in the realized natural gas price is a hedging loss of $0.08 per Mcf in the third quarter 2003. No natural gas was hedged in the year ago period.

Drilling Update
The completion of the thermal drilling program onshore California resulted in a production increase of 700 barrels per day in the third quarter 2003 compared to the second quarter 2003. Production is expected to increase further in the fourth quarter 2003 as production from these new wells will be enhanced by steaming operations.

In the third quarter 2003, two thrusted Strawn wells were drilled in the Pakenham Field in West Texas. The most prolific of these wells had an initial production rate of 2.8 MMcf per day in the third quarter 2003, compared to an average initial production rate per well of 1.5 MMcf per day from the thrusted Strawn formation. For the remainder of the year, Nuevo will drill two additional shallow Wolfcamp wells in the Pakenham Field which will complete the 2003 drilling program of six shallow non-thrusted and three thrusted wells. In the deeper formation in the Pakenham Field, the Ellenburger test well, spudded in July 2003, was plugged and abandoned due to downhole drilling complications and mechanical problems. Early in the fourth quarter, Nuevo moved the rig to a new location in the Pakenham Field and spudded a second Ellenburger well.

Costs and Expenses
Total costs and expenses in the third quarter 2003 were $64.5 million versus $63.3 million in the year ago period.

Lease operating expense was $39.6 million in the third quarter 2003 compared to $36.8 million in the year ago period. Excluding the natural gas cost, lease operating expense was $29.3 million in the third quarter 2003 versus $28.7 million in the comparable period in 2002. Natural gas costs increased 20% to $3.69 per Mcf in the third quarter 2003 versus $3.08 per Mcf in the year ago period. Natural gas is used to generate steam which in turn facilitates production of heavy oil onshore California. Exploration costs declined 87% to $0.3 million in the third quarter 2003 compared to $2.3 million in the year ago period which included the write-off of our Anaguid permit in Tunisia. DD&A declined 4% to $17.3 million in the third quarter 2003 compared to $18.0 million in the year ago period primarily due to a lower DD&A rate which more than offset an increase in crude oil and natural gas production. The DD&A expense averaged $3.86 per barrel oil equivalent (BOE) in the third quarter 2003 compared to $4.36 per BOE in the year ago period. General and administrative costs remained relatively flat year-over-year at $6.6 million in the third quarter 2003 versus $6.5 million in the same period in 2002.

Interest expense declined 35% to $6.2 million in the third quarter 2003 compared to $9.5 million in the year ago period due to the second quarter 2003 redemption of $159.6 million of 9 1/2% Notes, resulting in $3.8 million of interest expense savings in the third quarter 2003.

Capital Expenditures
Capital expenditures in the third quarter 2003 were $18.6 million compared to $10.6 million in the third quarter 2002. Capital expenditures for the nine months 2003 were $51.1 million compared to $41.2 million in the comparable period in 2002. Our 2003 capital program will be in the range of $60-$65 million.

Balance Sheet
At September 30, 2003, total debt outstanding was $276.3 million versus $438.3 million at year-end 2002. At the end of the third quarter 2003, Nuevo’s debt to capital ratio, as defined in our credit agreement, declined to 42% compared to 57% at year-end 2002. The fixed charge coverage ratio improved to 4.9 times for the four quarters ending September 30, 2003 versus 3.7 times at year-end 2002.

For the nine months ended September 30, 2003, Nuevo repaid $160 million of high coupon debt. As of November 5, 2003, Nuevo completed the redemption of an additional $25 million of 9 1/2% Senior Subordinated Notes due 2008, leaving a balance outstanding for this issue of $75 million.

As of September 30, 2003, Nuevo had assets held for sale with a book value of approximately $37.1 million related to California real estate assets.

Third Quarter Conference Call
Nuevo will host a conference call to review third quarter 2003 financial results today at 3:00 p.m. EST (2:00 p.m. CST). There will also be a simultaneous web cast of the conference call which can be accessed from Nuevo’s web site at www.nuevoenergy.com. A copy of this press release will also be posted on our web site.

Financial Guidance
The fourth quarter 2003 and year 2003 financial and operating guidance is provided in a separate press release and will be posted on our web site.

Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the acquisition, exploitation, development, exploration and production of crude oil and natural gas. Nuevo’s domestic producing properties are located onshore and offshore California and in West Texas. Nuevo is the largest independent producer of crude oil and natural gas in California. The Company’s international producing property is located offshore the Republic of Congo in West Africa. To learn more about Nuevo, please refer to the Company’s internet site at http://www.nuevoenergy.com.

This press release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release, including without limitation, estimated quantities and net present value of reserves, estimated production volumes, business strategies, plans and objectives of management of the Company for future operations and covenant compliance and capital expenditures are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurances that such assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary Statements”) and projections include volatility in oil and gas prices, operating risks, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company’s Annual Report on Form 10-K and other filings made with the SEC and incorporated herein. All subsequent written and oral forward-looking statements and projections attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.

NUEVO ENERGY COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Production
Crude oil and liquids (MBbls)	3,902	3,674	11,527	11,279
Per Day	42.4	39.9	42.2	41.3
Natural Gas (MMcf)	3,527	2,733	10,380	7,852
Per Day	38.3	29.7	38.0	28.8
MBOE	4,490	4,130	13,257	12,588
Per Day	48.8	44.9	48.6	46.1
Prices
Crude oil and liquids ($/Bbl)
Unhedged	$21.02	$21.15	$23.05	$18.61
Hedged	18.99	19.56	20.62	18.32
Natural gas ($/Mcf)
Unhedged	$3.94	$3.26	$4.34	$2.87
Hedged	3.86	3.26	4.08	2.87
Revenues
Crude oil and liquids	$74,093	$71,838	$237,713	$206,595
Natural gas	13,614	8,897	42,352	22,551
Other	127	3,515	540	3,563

	87,834	84,250	280,605	232,709

Costs and Expenses
Lease operating expenses	39,632	36,841	121,068	103,881
Exploration costs	284	2,318	1,673	3,800
Depletion, depreciation, amortization and accretion	17,349	18,018	52,447	52,724
Impairment	—	—	469	—
General and administrative	6,572	6,525	19,635	19,840
Other	394	186	254	(12)
Loss (gain) on disposition of properties	223	(620)	(4,234)	(15,946)

	64,454	63,268	191,312	164,287

Income From Operations	23,380	20,982	89,293	68,422
Derivative gain (loss)	358	(3,371)	(1,369)	(4,304)
Interest income	16	53	319	227
Interest expense	(6,232)	(9,528)	(24,588)	(27,744)
Loss on early extinguishment of debt	—	—	(10,892)	—
Dividends on TECONS	(1,653)	(1,653)	(4,959)	(4,959)

Income From Continuing Operations
Before Income Tax	15,869	6,483	47,804	31,642
Income tax expense
Current	(1,756)	1,025	324	1,025
Deferred	8,233	1,601	18,813	11,800

	6,477	2,626	19,137	12,825

Income From Continuing Operations	9,392	3,857	28,667	18,817
Income from discontinued operations, including gain(loss) on disposition, net of income taxes	640	2,298	5,964	5,366
Cumulative effect of a change in accounting principle, net of income taxes	—	—	8,496	-

Net Income	$10,032	$6,155	$43,127	$24,183

Earnings Per Share
Basic
Income from continuing operations	$0.49	$0.22	$1.49	$1.10
Income from discontinued operations	0.03	0.13	0.31	0.31
Cumulative effect of change in accounting principle	—	—	0.44	—

Net income	$0.52	$0.35	$2.24	$1.41

Diluted
Income from continuing operations	$0.48	$0.22	$1.47	$1.09
Income from discontinued operations	0.03	0.13	0.30	0.31
Cumulative effect of change in accounting principle	—	—	0.44	—

Net income	$0.51	$0.35	$2.21	$1.40

Weighted Average Shares Outstanding
Basic	19,387	17,399	19,283	17,161

Diluted	19,635	17,502	19,472	17,308

NUEVO ENERGY COMPANY
SUMMARY BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2003	2002

Condensed Balance Sheet
Assets
Current assets (1)	$57,913	$64,863
Assets held for sale	37,097	92,738
Property, plant and equipment, net	699,689	613,713
Deferred tax assets, net	17,260	43,258
Goodwill	17,121	19,664
Other assets	12,014	20,935

	$841,094	$855,171

Liabilities and Stockholders’ Equity
Other current liabilities (2)	$104,538	$100,744
Total debt	276,325	438,277
Interest rate swap adjustment	14,777	13,834

Long-term debt	291,102	452,111

Asset retirement obligation	101,053	—
Other long-term liabilities	9,525	13,040
TECONS	115,000	115,000
Stockholders’ equity (3)	219,876	174,276

	$841,094	$855,171

Common Stock Outstanding at Period End	19,473	19,181

(1)	Current assets excluding SFAS 133 (Accounting for Derivative Instruments and Hedging Activities) were $49.5 million at September 30, 2003 and $57.2 million at December 31, 2002.

(2)	Current liabilities excluding SFAS 133 were $79.3 million at September 30, 2003 and $79.9 million at December 31, 2002.

(3)	Includes ($14.1) million and ($11.5) million of other comprehensive (loss) income in 2003 and 2002, respectively.

Reconciliation of Non-GAAP Financial Measures
(In thousands)

Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities and exploration expense, less interest capitalized. (This definition may differ from definitions used by other companies.) Discretionary cash flow is presented because the Company believes it is a useful alternative to net cash provided by operating activities under generally accepted accounting principles (GAAP). The Company believes that discretionary cash flow is widely accepted as a financial indicator of an exploration and production (E&P) company’s ability to generate cash which is used to internally fund exploration and development activities, service debt, pay dividends or fund acquisitions. This measure is widely used by investors and security analysts in the valuation, comparison, and investment recommendations of companies within the E&P sector. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flow from operating, investing, or financing activities, as an indicator of cash flow, as a measure of liquidity, or as an alternative to net income.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Discretionary Cash Flow	$37,370	$33,395	$118,919	$90,247
Adjustments:
Working capital changes, net of non-cash	7,784	4,830	11,351	(22,482)
Exploration costs excluding dry hole costs	(299)	(182)	(1,402)	(1,603)
Interest capitalized	343	457	1,403	1,345

Net cash provided by operating activities	$45,198	$38,500	$130,271	$67,507

Lease operating expenses excluding steam costs is a non-GAAP financial measure. Nuevo’s heavy oil production in California is produced using thermal techniques in which natural gas is used to generate steam which facilitates the production of heavy oil. Over time, natural gas prices exhibit a high degree of price volatility. Due to natural gas price volatility and specialized thermal techniques used to produce heavy California oil, the Company believes that lease operating expenses excluding steam costs are more comparable to lease operating expenses incurred by the majority of exploration and production companies.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Lease Operating Expenses Excluding Steam Costs	$29,266	$28,699	$86,331	$80,897
Adjustment:
Steam costs	10,366	8,142	34,737	22,984

Lease Operating Expenses	$39,632	$36,841	$121,068	$103,881

Total debt represents bank debt and long-term fixed rate debt. Total debt is presented because the Company believes it is a useful alternative to long-term debt under GAAP. The Company believes that total debt is a more accurate representation of Nuevo’s debt obligations than long-term debt which includes SFAS No. 133 adjustments associated with the Company’s interest rate swaps. Total debt is widely used by investors and security analysts in the valuation, comparison, and investment recommendations of companies within the E&P sector.

	09/30/03	12/31/02

Total Debt	$276,325	$438,277
Adjustments:
Interest rate swaps — fair value adjustment	—	2,161
Interest rate swaps — termination gain	14,777	11,673

Long-Term Debt	$291,102	$452,111